Exhibit (d)(70)

SUB-SUBADVISORY AGREEMENT

ARK Investment Management, LLC

This Sub-SubAdvisory Agreement (the “Agreement”), entered into as of October 30, 2023, between Empowered Funds, LLC dba EA Advisers or ETF Architect, a Pennsylvania limited liability company with principal place of business in Havertown, Pennsylvania (the “Adviser”), ARK 21Shares Active Bitcoin Futures Cayman Ltd. (the “Fund”), and 21Shares US LLC (the “Sub-Adviser”), a Delaware limited liability company with its principal place of business in New York, New York (referred to herein as “21Shares”) and ARK Investment Management, LLC, a Delaware limited liability company with its principal place of business in St. Petersburg, Florida (referred to herein as “ARK”), to provide certain management and investment sub-subadvisory services to 21Shares for the benefit of the Fund.

The Fund is a Cayman Islands exempted company. The sole shareholder of the Fund is ARK 21Shares Active Bitcoin Futures Strategy ETF (the “Sole Shareholder”), a series of the EA Series Trust (the “Trust”), a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the “1940 Act”), and consists of more than one series, including the Sole Shareholder. The Fund’s principal purpose is to provide the Sole Shareholder with exposure to certain assets such as Bitcoin Futures and other investments that provide exposure to bitcoin within the limitations of the U.S. federal tax requirements that apply to the Sole Shareholder. The Fund (unlike the Sole Shareholder) may invest without limitation in Bitcoin Futures and other investments that provide exposure to bitcoin, the Fund otherwise is subject to the Sole Shareholder’s investment restrictions and other policies. The Fund wishes to have the benefit of the investment sub-subadvisory services of ARK and ARK desires to furnish services for the benefit of the Fund and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:

1. Appointment. The Sub-Adviser, with the consent and approval of the Board of Trustees of the Trust and the Adviser hereby appoints ARK as the Fund’s investment sub-subadviser for the period and on the terms set forth in this Agreement. ARK accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified.

2. Duties. In its capacity as investment sub-adviser to the Fund, ARK shall have the following duties:

(a)	As a non-discretionary sub-adviser to the Sub-Adviser with respect to the Funds, ARK shall provide the Services to the Sub-Adviser in accordance with the Investment Guidelines that are communicated from time to time by the Sub-Adviser to ARK in a form to be agreed upon by the parties with reasonable notice to ARK.

(b)	Without prejudice to the generality of paragraph (a), above, and subject to the Investment Guidelines, ARK shall make recommendations relating to:

(i)	the purchase, subscription or increase in exposure of certain digital assets or securities permitted as investments in a Fund;

(ii)	the retention of any exposure to digital assets or of any securities in a Fund; and

(iii)	the sale, redemption, exchange or reduction of exposure to any digital assets or any securities in a Fund.

Unless otherwise specifically and expressly indicated in this Agreement, the Services to be provided by ARK under this Agreement are limited to the provision of non-binding, non-discretionary advice with respect to the exposure to the relevant digital assets in a Fund and the composition of a Fund’s equity portfolio based upon the Investment Guidelines and does not include financial planning or any other related or unrelated services. ARK is not authorized and shall not be required under this Agreement to place purchase and sales orders on behalf of a Fund. ARK shall have no responsibility with respect to the prudence of the Investment Guidelines relative to the investments in a Fund, the overall diversification of a Fund, or with respect to any of the investments purchased or sold by the Sub-Adviser for a Fund. ARK’s recommendations shall be limited to the Fund’s general exposure to a digital asset. For the avoidance of any doubt, ARK shall not be responsible for implementing portfolio management, trading or investment decisions for the Fund and shall have no responsibility for the implementation, ongoing review, and evaluation of the Fund’s compliance program.

(c)	ARK shall consult as necessary with 21Shares and the Adviser and participate in Board meetings and oversight of preparation of materials for the Board, including materials for Board meetings and regular communications with the Board. Nothing in this Agreement shall in any way limit the right of the Board or the Adviser to establish or revise policies in connection with the management of the Fund’s assets or to otherwise exercise its right to control the overall management of the Trust and the Fund. ARK acknowledges that the Board retains ultimate authority over the Fund and may take any and all actions necessary and reasonable to protect the interests of Fund shareholders.

(d)	ARK may execute on behalf of the Fund certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, brokerage agreements, clearing agreements, account documentation, futures and option agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments ARK believes are appropriate or desirable in performing its duties under this Agreement; provided however, ARK shall not implement portfolio management, trading or investment decisions for the Fund.

3. Activities of ARK. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of ARK, whether or not a Director, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of ARK to engage in any other business or to render services of any kind, including investment sub-subadvisory, administrative and management services, to any other fund, firm, individual or association.

4. Allocation of Charges and Expenses. During the term of this Agreement, the Fund will bear all expenses not expressly assumed by the Adviser, 21Shares and/or ARK incurred in the operation of the Fund. Without limiting the generality of the foregoing:

(a)	The Adviser shall be responsible and hereby assumes the obligation for payment of all of its expenses, including: (a) custody fees or expenses; (b) clerical, accounting and other office costs; (c) legal and auditing expenses, if any; (d) cost of maintenance of the Fund’s corporate existence; and (e) expenses and fees related to registration and filing with the Cayman Islands.

(b)	The Fund shall be responsible and hereby assumes the obligation for payment of interest charges, taxes, brokerage and other fees and commissions relating to purchases, sales and other transactions in financial instruments.

(c)	ARK shall pay all expenses incurred by it in the performance of its duties under this Agreement. ARK shall provide investment sub-subadvisory, research and statistical facilities and all clerical services relating to research, statistical and investment work. ARK shall authorize and permit any of its directors, officers and employees, who may be elected as Directors or officers of the Trust, to serve in the capacities in which they are elected, and shall pay all compensation, fees and expenses of such Directors and officers.

5. Obligation to Provide Information. Each party’s obligation to provide information shall be as follows:

(a)	The Fund shall at all times keep ARK fully informed with regard to the securities owned by the Fund, the Fund’s funds available, or to become available, for investment, and generally as to the condition of the Fund’s affairs. The Fund shall furnish ARK with such other documents and information with regard to the Fund’s affairs as ARK may from time to time reasonably request. The Fund shall provide ARK with access to all information, documents, and records of and about the Fund that are necessary for ARK to carry out the performance of its duties under this Agreement. The Sole Shareholder shall furnish ARK with a certified copy of any financial statement or report prepared for the Sole Shareholder by certified or independent public accountants, and with copies of any financial statements or reports made by such Sole Shareholder to its shareholders or to any governmental body or securities exchange.

(b)	ARK shall at all times keep the Fund fully informed with regard to the Fund’s investment performance and investment mandate compliance, and generally as to the condition of the Fund’s affairs. ARK shall furnish the Fund with such other documents and information with regard to the Fund as the Fund may from time to time reasonably request.

6. Compensation of ARK. The Fund, the Adviser, 21Shares and ARK agree that no investment sub-subadvisory fees are required pursuant to this Agreement but acknowledge that ARK will be compensated by 21Shares pursuant to an investment sub-subadvisory agreement approved by the Trust on behalf of the Sole Shareholder.

7. Compensation of Trustees, Officers and Employees. No Director, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such Director, officer or employee while he is at the same time a director, officer, or employee of the Adviser, 21Shares, ARK or principal underwriter, or affiliate of any of the foregoing, or a consultant, independent contractor or other person who receives remuneration or other benefits from any of the foregoing, except as the Board may decide.

8. Term. This Agreement will become effective with respect to the Fund on the date set forth above and shall continue in effect with respect to the Fund, unless sooner terminated in accordance with its terms, for two years from its effective date, and shall continue in effect from year to year thereafter, provided such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Board of Trustees of the Trust or the affirmative vote of a majority of the outstanding voting securities of the Sole Shareholder.

9. Termination. This Agreement may be terminated with respect to the Fund at any time, without penalty, (i) by the Board of Directors of the Fund or the affirmative vote of a majority of the outstanding voting securities of the Fund provided that 60 days’ written notice of termination be given to ARK at its principal place of business or (ii) by the Adviser on sixty (60) days’ written notice to the Fund and the Sub-Adviser or (iii) by the Sub-Adviser on sixty (60) days’ written notice to the Fund, the Adviser and ARK. This Agreement may be terminated with respect to the Fund by ARK at any time by giving 90 days’ written notice of termination to the Sub-Adviser and to the Fund, addressed to its principal place of business. For so long as the Sole Shareholder is the sole shareholder of the Fund, this Agreement may be terminated with respect to the Fund at any time by the Trust, on behalf of the Sole Shareholder, or by vote of a majority of the outstanding voting securities of the Sole Shareholder, upon 60 days’ written notice of termination to ARK. This Agreement may be terminated with respect to the Fund upon the mutual written consent of ARK and, for so long as the Sole Shareholder is the sole shareholder of the Fund, the Trust. This Agreement shall terminate automatically in the event of its assignment by ARK and shall not be assignable by the Fund without the consent of ARK. Termination by any party shall be without prejudice to transactions already initiated or acted upon with respect to the Fund, and each party agrees to cooperate with other parties with respect to orderly transition or liquidation of the Fund.

10. Liability of ARK. ARK may rely on information reasonably believed by it to be accurate and reliable. ARK assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, provided that nothing in this Agreement shall protect ARK against any liability to the Fund to which ARK would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 10, the term “ARK” shall include any affiliates of ARK performing services for the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of ARK and such affiliates.

11. Meanings of Certain Terms. For the purposes of this Agreement, the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

12. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally with respect to the Fund, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of the Agreement shall be effective with respect to the Fund until approved by the Board of Trustees of the Trust.

13. Miscellaneous. To the extent there is any conflict between this Agreement and the Investment Sub-Sub-Advisory Agreement between 21Shares US LLC and ARK Investment Management LLC (the “ETF Sub-Sub-Advisory Agreement), the ETF Sub-Sub-Advisory Agreement shall control. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

14. Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act.

15. Confidential Information. Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers. No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order or as required or requested by any regulatory authority.

Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information. Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement. Each party further agrees to provide the owner with a copy of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent applicable Cayman Islands, federal, state and international laws and regulations relating to personal information security.

The provisions found in this Section on Confidential Information will survive any expiration or termination of the Agreement.

16. Limitation of Liability. The undersigned Director of the Fund has executed this Agreement not individually, but as a Director under the Fund’s Articles and the obligations of this Agreement are not binding upon any of the Directors, officers or shareholders of the Fund individually. ARK agrees that for services rendered to the Fund, or for any claim by it in connection with services rendered to the Fund, it shall look only to assets of the Fund for satisfaction.

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The parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

Empowered Funds, LLC dba EA Advisers

By:	/s/ Patrick R. Cleary
Name:	Patrick R. Cleary
Title:	Chief Executive Officer

ARK21 Shares Active Bitcoin Futures Cayman Ltd.

By:	/s/ Sean Hegarty
Name:	Sean Hegarty
Title:	Director

21Shares US LLC

By:	/s/ Ophelia Branca Snyder
Name:	Ophelia Branca Snyder
Title:	President

ARK Investment Management LLC

By:	/s/ Kellen Carter
Name:	Kellen Carter
Title:	Chief Compliance Officer

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